Exhibit 99.2

June 20, 2006

Jeffrey C. Smith

Managing Director

Admiral Advisors, LLC

666 Third Avenue, 26th Floor

New York, NY 10017

Re:	Phoenix Technologies Ltd. (the “Company”)

Dear Mr. Smith:

The Board of Directors of the Company has reviewed and discussed your letter to me, dated June 15, 2006, and requested that I respond on the Board’s behalf.

Initially, let me say that we appreciate your investment in the Company and your interest in the Company’s business and performance. Your views as a stockholder are important to us, and we take them seriously.

We believe that our No. 1 priority is to promptly hire a new Chief Executive Officer. As the Company announced on May 26, 2006, the Company has retained the services of an executive search firm in order to assist us in identifying and retaining a qualified CEO. Although we are making progress on this front, we welcome your suggestions as to candidates whom we should consider.

In the interim, we also took the important step of forming an operating committee, which reports to the Board, composed of three senior executives who are charged with managing the Company’s business on a day-to-day basis. We believe that this committee, combined with our direct oversight, is superior to the hiring of an interim CEO.

As far as the strategic direction of the Company is concerned, you should understand, as a new investor in the Company, that our Board is very much “hands-on.” Your suggestion that the Company suffers from a lack of leadership and direction is, in our view, completely unfounded. Indeed, the Board is very much aware of, and is addressing, the Company’s financial performance and the issues that the Company faces. Importantly, the Board has previously explored, and continues to consider, strategic alternatives of the types that you listed in your letter as well as other options to maximize stockholder value. And, while we acknowledge your suggestion that the Board immediately hire an investment banker, we believe that such a step is unnecessary at this time and, in any event, would be premature until a new CEO is installed and has had an opportunity to provide the leadership, guidance, new ideas and management we expect from the next CEO of the Company.

Jeffrey C. Smith

June 20, 2006

Again, we appreciate your interest in the Company and your input. I am sorry that we were not able to speak as you requested, but please understand that as a public company navigating complex SEC disclosure requirements, we follow a practice of channeling all communications with stockholders through a single spokesperson, which currently is the Company’s Chief Financial Officer. Rest assured, however, that your views have been considered by the Board.

If you have further questions or suggestions, including the names of individuals who you believe that we should consider for the CEO position, please direct them to David Eichler, the Company’s Chief Financial Officer.

Very truly yours,

/s/ Anthony P. Morris
Anthony P. Morris

cc:	Mr. David Eichler

Scott Taylor, Esq.